EXHIBIT 10.2B

Private & Confidential

FROM

HSBC Bank Middle East Limited, having its principal office at HSBC Tower, Downtown Dubai, PO Box 66, Dubai, United Arab Emirates (hereinafter referred to as the “we” or the “Bank” which expression, where the context so requires, shall include its successors, administrators and assigns).

TO

Ibex Global FZ-LLC, having its principal office at Office 206 Building 8 Dubai, Outsource City Dubai, UAE (hereinafter referred to as “you” or the “Customer” which expression, where the context so requires, shall include its successors, administrators and assigns).

Our Ref: CMB ISB 241155	22 October 2024

Dear Sir/Madam,

BANKING FACILITIES – Account Number: 023-778103

We are pleased to offer you the facilities set out in Schedule 1 (The Facilities) hereto (the “Facilities”) on and subject to the terms and conditions set out:

(i)	in this facility offer letter (the “Facility Offer Letter”);

(ii)	the booklet entitled “General Terms and Conditions Applicable to Corporate Banking Facilities” (the “Original Terms and Conditions”) ; and

(iii)
the letter of deviations entered into by and between the Customer and the Bank on or about the date hereof and setting out the agreed amendments to the Original Terms and Conditions (the “Letter of Deviations”). A copy of the Letter of Deviations is attached hereto.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

HSBC Bank Middle East Limited	بنك إتش إس بي سي الشرق الأوسط المحدود
HSBC Tower,	برج الإتش إس بي سي،
Downtown DubaiPO Box 66, UAE	وسط مدينة دبي، ص.ب66:، دبي، الإمارات العربية المتحدة هاتف: ٣٥١٦٨
Tel: +971 442 35168	٤٤٢ +٩٧١
Website: www.hsbc.ae	www.hsbc.ae: الموقع الإلكتروني

Incorporated in the Dubai International Finance Centre	تأسس في مركز دبي المالي العالمي. يخضع للتنظيم من قبل مصرف
Regulated by the Central Bank of the U.A.E and lead	الإمارات العربية المتحدة المركزي ويخضع للتنظيم الرئيسي من قبل سلطة دبي للخدمات المالية.
regulated by the Dubai Financial Services Authority.

RESTRICTED

Our Ref: CMB ISB 241155	22 October2024
Any reference in this Facility Offer Letter to the “Terms and Conditions” shall be deemed to be a reference to the Original Terms and Conditions as amended by the Letter of Deviations.

This Facility Offer Letter and any request made by the Customer for a Trade Service (as defined in the Standard Trade Terms) shall incorporate the Standard Trade Terms as though they were set out in full. The Customer confirms that it has read and understood the Standard Trade Terms and agrees that this Facility Offer Letter and any request made for a Trade Service incorporates the Standard Trade Terms and that the Standard Trade Terms apply to such requested Trade Service.

Unless otherwise defined in this Facility Offer Letter, capitalized terms shall have the same ascribed to them in the Terms and Conditions.

In case of conflicts between this Facility Offer Letter and the Terms and Conditions, the provisions of this Facility Offer Letter will prevail.

For the avoidance of doubts, nothing in this Facility Offer Letter will affect the right of the Bank to carry out any of the following with respect to uncommitted Facilities (i.e. commercial cards) (i) undertake a Review of the Facilities;
(ii) reduce, cancel, withdraw (or determine whether or not to permit a Drawdown in relation to) any Facilities; (iii) request the repayment on demand of the Facilities including the right to call for cash cover on demand for Contingent Facilities, in each case pursuant to the terms of the Facility Documents.

By confirming your acceptance to this letter, a formal and binding agreement will be constituted between us.

The aggregate principal amount of the Facilities being offered (or outstanding thereunder) pursuant to this Facility Offer Letter at any one time or, where appropriate, the UAE Dirham equivalent thereof shall not exceed USD50,050,000/- (US Dollars Fifty Million Fifty Thousand only) (the “Aggregate Limit”).

Each Facility shall be subject to the relevant credit limit (the “Credit Limit”) set out in relevant section of the chart Schedule 1 (The Facilities) hereto.

Interest Rates – The interest rate to be charged by the Bank shall be the aggregate of the Margin applicable to the relevant Facility and the applicable Reference Rate, provided that, if at any time such Reference Rate is less than zero, that Reference Rate shall be deemed to be zero for the purposes of such Facility. Unless otherwise indicated in Schedule 1 (The Facilities) to this Facility Offer Letter, the Default interest rate applicable to a Facility is 2% above the interest rate payable on the relevant Facility as set out in Schedule 1 (The Facilities) to this Facility Offer Letter.

Fees

Other Fee – A processing fee of 0.15% of the total facilities shall be payable and debited to your account with us upon acceptance of the offer contained in this letter.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024
Commitment Fee – The Customer agrees to pay a commitment fee on the non-utilised portion of the committed Facilities. This commitment fee is calculated at 0.25% per annum and shall be payable by the Customer on a quarterly basis.

Further Fees and Charges – The Customer will pay the fees, commission, charges and costs as set out in the Tariff of Charges (available on the Website) unless otherwise agreed with the Bank and detailed in section “Non-standard Pricing” of Schedule 1 (The Facilities) to this Facility Offer Letter. The Tariff of Charges is subject to variation at the Bank’s sole discretion from time to time.

Security / Collateral

The repayment and discharge by the Customer of all its obligations actual and contingent now or at any time under the Facility Documents will be secured by the Security, guarantee, collateral listed below.

The Customer undertakes to provide the following Security, guarantee, collateral, each in form and substance satisfactory to the Bank together with the countersigned original of this Facility Offer Letter, or otherwise in accordance with the timeline indicated hereunder:

Item	Details
1
USD52,550,000/- corporate guarantee from Ibex Limited, Bermuda (the “Guarantor”) covering along with relevant board resolution and external legal opinion in a format acceptable to the Bank from a legal firm qualified to advise as a matter of Bermuda laws and on the Bank’s approved List.

2	General assignment of the receivables payable to the Customer to be executed between the Customer and the Bank.
3
Deposit Account Control Agreement to be executed between HSBC Bank USA N.A. (hereinafter “HBUS”) as “Bank”, HSBC Bank Middle East Limited (as “Secured Party” and “Issuing Party”) and
the Customer (as “Account Holder”) (the “DACA”).

Conditions Precedent

No.	Details
1	The Customer shall not be entitled to request the Drawdown unless it has completed all the mandate documents to the Bank’s satisfaction.

Financial / Non-Financial Covenants

No.	Details
1	The Customer undertakes that the External Net Funded Debt / Consolidated EBITDA Ratio of the Group shall not be greater than 2.5:1 at any time.

In this section:

Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a financing or capital lease. For avoidance of doubt, the determination of whether a lease is a Capital Lease shall be based upon GAAP without giving effect to ASC 842 or any similar accounting principle.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024

Capital Lease Obligations means that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP.

Cash Equivalent Investments means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in U.S. dollar denominated commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)          in the case of investments that is not organized under the laws of the United States, any state thereof or the District of Columbia, or investments made in a country outside the United States, other investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) customarily utilized in the countries where such person is located or in which such investment is made.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of:

(a)          Consolidated Interest Expense,

(b)          income tax expense,

(c)          depreciation expense,

(d)          amortization expense,

(e)          Transaction Expenses which are reasonably documented and disclosed to the Bank prior to the date of this Facility Offer Letter,

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024

(f)          unusual, infrequent and non-recurring items relating to severance costs, losses from the disposition of property outside of the ordinary course of business, and loss on lease terminations,

(g)          other unusual, infrequent and non-recurring items approved by the Bank, and

(h)          other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (iii) any foreign currency gains and gains on lease termination and (iv) any after-tax net gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Group shall have consummated an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

Consolidated Interest Expense means, for any period, total interest expense (including that attributable to Capital Lease Obligations) net of total interest income of the Group on a consolidated basis for such period with respect to all outstanding indebtedness of the Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap contracts in respect of interest rates to the extent that such net costs are allocable to such period).

Consolidated Net Income means, for any period, the consolidated net income (or loss) of the Group on a consolidated basis calculated in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Group, (b) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Facility Document) or requirement of Law applicable to such Subsidiary.

Consolidated Total Debt means, as of any date of determination, the outstanding principal amount of all indebtedness constituting (a) indebtedness for borrowed money (including purchase money indebtedness); (b) unreimbursed drawings under letters of credit to the extent not reimbursed within one Business Day following the drawing thereof (or such later time as may be permitted by the documentation governing the issuance of such letter of credit); (c) Capital Lease Obligations; (d) indebtedness obligations evidenced by bonds, debentures, notes (including seller notes) or similar instruments (but excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments); and (e) any earn-out obligation, purchase price adjustment or similar obligation (x) for which 30 days have lapsed since the date such obligation became due and payable in cash and has not been paid and (y) reflected as a liability on the balance sheet of such person in accordance with GAAP; in each case, of the Group on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, as described in the definition of “GAAP”, or any other accounting principle that results in any such indebtedness (other than zero coupon indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of indebtedness resulting from the application of acquisition method accounting in connection with any investment).

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024

Consolidated Total Net Debt means, as of any date of determination, (a) Consolidated Total Debt as of such date, minus an amount (which shall not be less than zero) of (b) the aggregate amount of unrestricted cash and Cash Equivalent Investments owned by the Group, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP but without giving pro forma effect to the receipt of the proceeds of any Indebtedness that is incurred on such date.

External Net Funded Debt / Consolidated EBITDA Ratio means (A) Consolidated Total Net Debt of the Group divided by (B) Consolidated EBITDA of the Group.

Group means Ibex Limited, Bermuda and its Subsidiaries from time to time.
HBUS Facility Agreement means the facility agreement entered or to be entered by and between, among others IBEX Global Solution INC., as borrower representative and borrower, certain lenders an HSBC Bank USA, National Association as administrative agent, issuing bank and swingline lender.

Transaction Expenses means any fees or expenses incurred or paid by the Group Companies in connection with the Facility Documents, the HBUS Facility Agreement and the transactions contemplated hereby and thereby.

Further Conditions

The following conditions shall apply to the Facilities:

No	Details
1
The Commercial Card Facility shall be subject to the Commercial Card Terms and Conditions. The Customer agrees, that unless otherwise agreed, a person who according to the Bank’s record is authorized to sign on behalf of the Customer, can also sign any Commercial Card Application Form and request cards to be issued within the approved Commercial Card Facility Credit Limit.

2
Except with the prior written consent of the Bank, the Customer shall not make any substantial change to the general nature of its business from that carried on by it at the date of this Facility Offer Letter.

3
The Customer shall provide any information reasonably requested by the Bank from time to time including with regard to the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by the Customer, any changes to management of the
Group, an up to date copy of its shareholders’ register and updated cash flow projections.

4	The Customer shall provide to the Bank a copy of the Group’s consolidated audited annual financial statements within 180 days from the end of each financial year.
5	The Customer shall notify the Bank upon the occurrence of any event which is likely to result in a Material Adverse Effect.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024

Material Adverse Effect means an event which could reasonably be expected to have a material adverse effect on:
(a)      the business, operations, property, condition (financial or otherwise) or prospects of the Customer; or
(b)      the ability of the Customer or, where applicable, a guarantor, to perform its obligations under the Facility Documents; or
(c)      the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Facility Documents or the rights or remedies of the Bank under any of the Facility Documents.

6	The Customer shall immediately notify in writing the Bank in case Ibex Global Limited ceases to hold at least 90% of the Customer.
7	The Customer shall ensure that 100% of its credit turn over (CTO) shall be routed through Bank’s counters.
8
The Customer acknowledges that the Drawdown will be for amount equal to the lower of (i) 90% of the invoice value attached to the Drawdown request and (ii) the Available Facility (as defined in the
Revolving Loan Agreement (as defined in Schedule 1 (The Facilities) hereto)).

9
The Customer shall ensure that the aggregate of all receivables payable to them in the next 90 days as resulting from the monthly report to be delivered to the Bank shall not be lower than 112% (the
“Receivables Coverage Ratio”) of the aggregate outstanding Loans under the Revolving Loan Facility.

10
If, at any time the Receivables Coverage Ratio is not met, the Bank, without prejudice to any other right available to it pursuant to the Facility Documents, the DACA and any other document referred to thereunder, shall be entitled to send to HBUS a Disposition Notice (as defined in the DACA) directing HBUS to transfer on the Customer’s account with the Bank an amount sufficient to restore the
Receivables Coverage Ratio.

11
The Customer expressly acknowledges and agrees that notwithstanding the Interest Period may be shorter than 90 days, the Reference Rate applicable to each Drawdown will be 3-month Term SOFR calculated on the actual tenor of each Loan.

Save as stated otherwise, the terms of this Facility Offer Letter shall continue to apply unless, further to a Review, the Bank sends to the Customer a new, revised, or supplemental Facility Offer Letter in accordance with Clause 10.2 of the Terms and Conditions, or a notice of cancellation in accordance with Clause 2.3 of the Terms and Conditions.

This Facility Offer Letter shall be governed by and construed in accordance with the laws of the Emirate of Dubai and the Federal laws of the United Arab Emirates applicable in the Emirate of Dubai. The Customer irrevocably submits to the exclusive jurisdiction of the courts of Dubai but such submission shall not prejudice the right of the Bank to bring proceedings against the Customer in any other jurisdiction. To the extent allowed by Law, the Bank may take concurrent proceedings in any number of jurisdictions.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024
To accept the above offer, please arrange to sign and return a copy of this letter along with the stipulated Security Agreements on or before 15 November 2024 after which time this offer, if not accepted, will be deemed to have lapsed. The Bank reserves the right to withdraw this Facility Offer Letter at any time before it is accepted by you.

Yours faithfully
For and on behalf of
HSBC Bank Middle East Limited

/s/Siju Nair	/s/Sindhu M Nanjaiah
Siju Nair	Sindhu M Nanjaiah
Authorised Signatory	Authorised Signatory

Enclosed:
1.	General Terms and Conditions Applicable to Corporate Banking Credit Facilities.
2.	Term SOFR Schedule.
3.	Revolving Loan Agreement
4.	Copy of the Letter of Deviations

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024

Customer’s Declaration:
To: HSBC Bank Middle East Limited
HSBC Tower, Downtown Dubai PO Box 66 Dubai United Arab Emirates

Dear Sirs

We agree and accept the terms contained in this Facility Offer Letter including the terms and conditions attached hereto as the “General Terms and Conditions Applicable to Corporate Banking Credit Facilities”.

We declare:
1.	that we will inform the Bank of any and all parties involved with us in this agreement.
2.	the Bank has advised us that we should seek independent financial and legal advice in respect of this Facility Offer Letter and we have noted this.
3.	that we have received a copy of and review the terms of the Facility Offer Letter and the corresponding Terms and Conditions and a copy of the Tariff of Charges.
4.	that we have obtained the internal consents and authorisations to be able to accept this Facility Offer Letter and avail the Facilities hereunder.

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024
We hereby confirm our review and acceptance of the above “Facility Offer Letter” and expressly agree to be bound by its provisions.

for and on behalf of
Ibex Global FZ-LLC

/s/Nadeem Arshad Elahi
(Signature of person who has the authority to Borrow)

Name: Nadeem Arshad Elahi

Title:

Date:

/s/Syed Mohammad Adnan
(Signature of person who has the authority to Borrow)

Name: Syed Mohammad Adnan

Title:

Date:

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024
SCHEDULE 1 (The Facilities)

1.0	Commercial Cards

	Credit Limit			Other terms
	USD50,000/-			Not Applicable
2.0	Revolving Loan Facility for Post Shipment Seller Loans (committed)	Purpose: To discount invoices.
	Commitment: USD50,000,000/-	Reference Rate: 3M Term SOFR Margin: 2% p.a. Default Interest Rate: 3M Term SOFR + 2% p.a. Interest Period: 3 months	Availability Period: Subject to the conditions precedent being met, from the signing date of the Revolving Loan Agreement until the date falling 3 months prior to the Final Repayment Date	Repayment Date: Each Loan shall be repaid on the last day of its Interest Period.	Final Repayment Date: 24 months from the date of signing of the Revolving Loan Agreement.
This table shall be read in conjunction with the Revolving Loan Agreement ref No. CMB ISB 241159 and the Standard Trade Terms.

GLOSSARY:
Overdraft Facility
UOR: Unauthorized Overdraft Rate
Guarantee Line
APG: Advance Payment Guarantee; CGB: Credit Facility Guarantee; FNG: Financial Guarantee; PEB: Performance Bond Guarantee; TEB: Tender Bond Guarantee; REB: Retention Bond Guarantee; CGA: Custom Tax Guarantee

Import Line
DC: Documentary Credit; SDC: Financial Standby Letter of Credit; BR: Bill Receivable; SDG: Trade related Standby Letter of Credit; SDN: Performance Standby Letter of Credit
Import Cash Line Facility
AVL: Avalisation; BR: Bill Receivable; LDC: Clean (Local) Documentary Credit; CIL: Post Shipment Buyer Loan; DTL: Post Shipment Buyer Loan (Domestic); DPB: Deferred Payment Bill; DPC: Deferred Payment Credit; DC: Documentary Credit; PNP: Pre Shipment Buyer Loan; SGT: Shipping Guarantee; SDN: Performance Standby Letter of Credit; SDG: Trade related Standby Letter of Credit; AWR: Shipping Guarantee/Airway Bill Release Order; SDC: Financial Standby Letter of Credit

Export Cash Line Facility

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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Our Ref: CMB ISB 241155	22 October2024
BAP: Bills Purchased Documents against Acceptance Non DC; BPP: Bills Purchased on Delivery against Payment Non DC; BAC: Bills Purchased on Documents against Acceptance DC; BPC: Bills Purchased Under other Bank DC’s; BCA: Documents Against Acceptance; IBC: Documents Against Payment; LAE: Loan Against Exports; PC: Packing Credit

PLEASE SIGN EACH PAGE
Customer: /s/Nadeem Arshad Elahi /s/Syed Mohammad Adnan	Bank: /s/Sindhu M Nanjaiah

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